                                                                    Exhibit 10.1


                    NONEMPLOYEE DIRECTOR COMPENSATION PROGRAM
                             (effective May 7, 1998)


                  RESOLVED, that the Corporation pay each director of the Corporation who is not an employee of the Corporation or Ripplewood Holdings L.L.C. an annual retainer, in the amount of: (i) $50,000, in the case of the Chairman of the Board, and (ii) $20,000, in the case of each such director other than the Chairman of the Board, plus an additional $2,000 for each Committee of the Board of Directors of which such director other than the Chairman of the Board serves as chairman.

                  FURTHER RESOLVED, that the annual retainer payable to each director who is not an employee of the Corporation or Ripplewood Holdings L.L.C. be paid at or as soon as practicable after the date of each Annual Meeting of Shareholders to each such director who continues as a director following such meeting, by the issuance by the Corporation of Class A Shares, without par value of the Corporation ("Shares"), with a value (based on the closing price of a Share on the last trading day prior to such Annual Meeting) equal to the amount of the annual retainer, rounded to the nearest whole Share.

                  FURTHER RESOLVED, that if a director who is not an employee of the Corporation or Ripplewood Holdings L.L.C. is elected to the Board of Directors at any time other than at an Annual Meeting of Shareholders, such director shall receive as soon as practicable after such election a retainer payable by the issuance by the Corporation of Shares with a value determined as provided in the preceding resolutions, prorated for the period from the date of such election until the next Annual Meeting of Shareholders (based on the closing price of a Share on the last trading day prior to such election), rounded to the nearest whole Share.

                  FURTHER RESOLVED, that the Corporation also pay each director of the Corporation who is not an employee of the Corporation or Ripplewood Holdings L.L.C. a fee of $500, payable in cash, for each meeting of the Board of Directors or Committee of the Board of Directors attended by such director in person or by telephone.